Exhibit 10.1

                          FIRST AMENDMENT TO AGREEMENT

         This First Amendment to Agreement dated as of July 11, 2000 (this "Amendment") is among UnitedGlobalCom, Inc. ("United"), Liberty Media Corporation ("Liberty") and Liberty Media International, Inc. ("LMI").

                                    Recitals

         United, Liberty and LMI are parties to an Agreement dated as of June 25, 2000 (the "Agreement") with United Pan-Europe communications, N.V. relating among other things, to the transfer of certain assets by LMI to United for cash or securities of United or its parent. LMI has been presented with a proposal pursuant to which LMI or its affiliates would prepay an obligation as to which United agreed pursuant to the Agreement to indemnify Liberty and LMI and make a loan and provide other credit support to third parties, and, in consideration of the foregoing, would have the opportunity to acquire additional equity interests.

         The parties deem it to be in their mutual best interests to amend the Agreement to set forth their rights and obligations with respect to the transactions described above.

                                    Agreement

         In consideration of the mutual covenants set forth herein and the mutual benefits to be derived herefrom, and intending to be legally bound, the parties agree as follows:

         Section 1.     Earnout Payment.

                  (a) United approves the retirement by LMI of an "earnout" obligation owed to Carlos Avila ("Avila") and Luis Nofal ("Nofal") by the payment of cash in an amount not to exceed $31,500,000 (the "Earnout Payment"), which otherwise would become due and payable on July 31, 2001.

                  (b) At the first closing (the "Closing") of United's acquisition of LMI's interest in any one or more of Torneos y Competencias S.A. ("TyC"), Pramer SCA or Cablevision SA, United will pay, or provide for the payment, to Liberty of the amount of the Earnout Payment plus interest on that amount from the date paid by LMI to the date of payment by United at the rate of 10% per annum, compounded quarterly. That payment may be made in cash or in shares of Class B Stock at United's election. If payment is made in shares of Class B Stock, the number of shares to be issued will be determined by dividing the amount of the Earnout Payment plus interest thereon as provided above by the Average Market Price (as defined in paragraph 5 of Exhibit A to the Agreement) of Class A Stock of United as of the date of the Closing.

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                  (c) The parties will cooperate in structuring the payment
contemplated above in a manner that maximizes tax efficiencies for Liberty and LMI, provided that such structure will not have an adverse tax or other effect on United.

        Section  2.     Transactions with Avila and Nofal.

                  (a) Liberty, LMI or one or more of their affiliates intend (i) to loan to Avila or to an entity controlled by him or his immediate family up to $20,000,000 (the "Loan") and (ii) to provide an unconditional guaranty of a bank loan (the "Guaranty") to be made to Avila or an entity controlled by him or his immediate family in the principal amount of up to $27,000,000. The obligations of the borrower of the Loan and of the borrower of the bank loan guaranteed by the Guaranty will be secured by collateral that will include a 20% interest in TyC, an 80% interest in the Argentine company that owns the America 2 channel and personal collection guaranties of Avila and Nofal. In consideration of providing the Loan and the Guaranty, Liberty, LMI or one or more of their affiliates also will be granted the right to acquire up to 80% of Avila Inversora S.A. (the "AISA Option"), the entity that will hold the indirect interest in the America 2 channel.

                  (b) At the Closing, United (i) will acquire all the rights and will assume all the obligations of the lender of the Loan, as well as all rights (and United will assume all obligations) under the AISA Option, and will pay to Liberty an amount in cash equal to the unpaid principal balance of the Loan and all accrued and unpaid interest on the Loan, (ii) will replace Liberty as the guarantor under the Guaranty or, if the lender of the loan guaranteed thereby will not agree to such replacement, United will indemnify Liberty against any liability, cost or expense incurred by Liberty as the guarantor under the Guaranty, and (iii) if LMI has made any payment under the Guaranty on or prior to the Closing, will pay to LMI an amount equal to such payment plus interest from the date thereof to the date of the Closing at the rate of 10% per annum, compounded quarterly.

         Section 3. Inclusion as Acquired Assets. From and after the execution of this Amendment, the interests to be assigned to United pursuant to
Section 2 will be treated as part of the Acquired Assets for all purposes of the Agreement.

         Section 4. Incorporation of Other Provisions. All terms with initial capital letters that are not defined in this Amendment will have the meaning ascribed to them in the Agreement. In addition, "United" will have the meaning ascribed to it in the Agreement. Section 13of the Agreement is incorporated herein by this reference and forms part of this Amendment. Except as specifically amended by this Amendment, the Agreement will continue in full force and effect in accordance with its terms.

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         The parties acknowledge their agreement with the terms and conditions stated above by signing below.

                                        UNITEDGLOBALCOM, INC.


                                        By:     /s/ Gene W. Schneider
                                        Title:  Chairman and CEO


                                        LIBERTY MEDIA CORPORATION

                                        By:     /s/ Charles Y. Tanabe
                                        Title:  Senior Vice President


                                        LIBERTY MEDIA INTERNATIONAL, INC.


                                        By:     /s/ Charles Y. Tanabe
                                        Title:  Senior Vice President

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